ROPES & GRAY
                          225 FRANKLIN STREET
                              BOSTON 02110
CABLE ADDRESS "ROPGRALOR"                               AREA CODE 617 423-6100
TELEX NUMBER 940519

                               October 20, 1978

Colonial Tax-Managed Trust
75 Federal Street
Boston, Massachusetts  02110

Gentlemen:

     We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of shares of beneficial interest (the "Shares") of Colonial Tax-Managed Trust (the "Trust"), being registered under the Securities Act of 1933 by Registration Statement No. 2-62492 of the Trust.

     We have acted as counsel for the Trust since its organization and are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of trustee and shareholder action, its By-Laws and its Agreement and Declaration of Trust on file at the Office of the Secretary of The Commonwealth of Massachusetts. We have examined a certificate of the Treasurer of the Trust dated today stating that there are issued and outstanding 8,552 shares, and that the Trust has received the appropriate consideration for such outstanding shares. We have also examined such other documents as we deem necessary for the purpose of this opinion.

     We supervised the action taken by the Trust to effect registration with the Securities and Exchange Commission as a management investment company by the filing of a Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have examined executed copies of a Registration Statement, as amended, under said Act on Form N-8B-1 and of a Registration Statement, as amended, under the Securities Act of 1933 on Form S-5, all in the forms filed or to be filed with the Securities and Exchange Commission.

     We assume that appropriate action will be taken to register or qualfiy the sale of the Shares under any applicable state and

ROPES & GRAY

Colonial Tax-Managed Trust                -2-                  October 20, 1978


federal laws regulating sales and offerings of securities and that upon sales of the Shares the Trust will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares, of which 8,552 shares are presently issued and outstanding.

     2. Upon the issue of any of the Shares for cash at net asset value and receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933. We consent to the filing of this opinion with and as a part of said Registration Statement on Form S-5 and amendments thereto, and to our being named under the caption "Counsel, Auditors and Custodian" in the Prospectus included in said Registration Statement.


                           Very truly yours,



                           Ropes & Gray